Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

July 29, 2004

Oxford Health Plans, Inc.

48 Monroe Turnpike,

Trumbull, CT 06611

Ladies and Gentlemen:

We have acted as special counsel to Oxford Health Plans, Inc., a corporation organized under the laws of Delaware (“Company”), in connection with the merger (the “Merger”) of Company with and into Ruby Acquisition LLC (“Sub”), a limited liability company organized under the laws of the State of Delaware and a direct wholly owned subsidiary of UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of April 26, 2004, by and among Company, Parent and Sub (the “Merger Agreement”) and we render this opinion to you pursuant to Section 7.03(c) of the Merger Agreement. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of Parent, including the proxy statement/prospectus of Parent and Company contained therein (the “Registration Statement”). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Parent and Sub and from Company to us both dated July 29, 2004 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of Parent, Sub and Company.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States Federal income tax law, that the Merger will qualify for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP